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                                                                     EXHIBIT 5.1




                                                               September 7, 1999




Avnet, Inc.,
   2211 South 47th Street,
      Phoenix, Arizona  85034.

Dear Sirs:

         We have acted as counsel to Avnet, Inc., a New York corporation (the "Company"), in connection with the registration under the Securities Act of 1933 (the "Act") of 7,624,003 shares (the "Shares") of Common Stock, par value $1.00 per share, of the Company to be issued in connection with the merger (the "Merger") of Marshall Industries, a California corporation ("Marshall"), into the Company pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of June 25, 1999, between the Company and Marshall (the "Merger Agreement"). For the purposes of this opinion, as your counsel we have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion:

         (1) When the registration statement relating to the Shares (the "Registration Statement") has become effective under the Act and the Merger
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Avnet, Inc.                                                                   2

     Agreement has become effective in accordance with its terms, the Shares will be validly issued, fully paid and nonassessable.

         The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

         In rendering this opinion, we have relied as to certain matters upon information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of Shares" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                           Very truly yours,


                                           /s/ Sullivan & Cromwell
                                           -----------------------
                                           SULLIVAN & CROMWELL